EXHIBIT 10.3


                            AGREEMENT


This Agreement is made effective as of October 23, 1996, between Biomune Systems, Inc., a Nevada Corporation (the "Company"), and
J.R. Axelrod and Company, a Florida general partnership
("Consultant").

WHEREAS, Consultant can provide services to the Company in arranging for various investment advisors, market markers, providing financial market advice, and in participating in the raising of funds for the Company;

WHEREAS, the Company desires to have Consultant provide such services;

NOW THEREFORE, in consideration of the foregoing, and the agreements set forth below, the parties agree as follows:

1.   Engagement, Duties and Acceptance.

     1.1 Engagement by the Company. The Company hereby agrees to retain the Consultant as a consultant to the Company for the Term (as hereinafter defined) to render such consultation and advice as the Company may request.

     1.2  Acceptance of Engagement by the Consultant.  The
          Consultant hereby accepts such engagement and shall render such consultation and advice as the Company may request.

2. Term of Agreement. The term of the Consultant's engagement under this Agreement (the "Term") shall commence on the effective date of this Agreement and shall continue through and expire on the 30th day of September, 1997, unless sooner terminated by either the Company or the Consultant upon thirty (30) days prior written notice. The Company's obligations under this Agreement shall immediately cease upon the termination hereof and Consultant shall only be entitled to the pro rata portion of its quarterly compensation hereunder for the quarter in which this Agreement is terminated.

3. Compensation. As compensation for the services to be rendered pursuant to this Agreement, the Company agrees to pay to the Consultant a quarterly fee during the Term of this Agreement of 45,000 shares of the Company's restricted common stock each quarter during the Term. Said shares will have "piggy back" registration rights, but not demand registration rights. Any out-of-pocket expenses which have been approved in advance shall be accrued and paid (less such deductions as shall be required to be withheld by applicable laws and regulations) promptly upon submission of documentary evidence of such expenses.

4. Confidential Information. During the Term of this Agreement and thereafter, the Consultant shall keep secret and retain in strictest confidence and shall not use, for the benefit of himself or others, all confidential matters of the Company including, without limitation, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, results of trials, operational methods, marketing plans or strategies, product development techniques or plans, methods of production and distribution, technical processes, designs and design projects, inventions and research projects of the Company learned by the Consultant heretofore or during the term hereof.

5.   Other Provisions.

     5.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mail, as follows:

          (i)  if to the Company, to:
               Biomune Systems, Inc.
               2401 South Foothill Drive
               Salt Lake City, Utah
               84109

               with a copy to:
               Nolan Taylor, Esquire
               LeBoeuf, Lamb, Green and MacRae, L.L.P.
               1000 Kearns Building
               136 South Main Street
               Salt Lake City, Utah  84101

          (ii) if to the Consultant, to:
               J.R. Axelrod
               20423 State Road 7
               Suite 153
               Boca Rotan, Florida
               33498

          Any party may change its address for notice hereunder by notice to the other parties hereto.

     5.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including, without limitations, the Existing Agreement), written or oral, with respect thereto.

     5.3 Governing Law; Venue. The Agreement shall be governed and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within such state. The parties submit themselves to the jurisdiction of the Federal and State courts located in Utah and agree to commence any lawsuit arising under or relating to this Agreement in such courts.

     5.4 Assignment. This Agreement and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

     5.5 Headings. The headings of this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above-written.

     BIOMUNE SYSTEMS, INC.            JR. AXELROD & COMPANY


     By:   /s/ David G. Derrick       By:   /s/ Berry Polmerantz
     Its:  Chief Executive Officer    Its:  Partner